Exhibit 10.41
INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”), effective as of ___________, is by and between Frontier Oil Corporation, a Wyoming corporation (“Company”), and the undersigned individual (“Individual”).

WITNESSETH:

WHEREAS, Company desires to indemnify Individual against certain losses in order to induce Individual to continue to serve as a director or officer of Company or of an affiliate of the Company (“Company Affiliate” which for purposes hereof shall mean any company or entity that directly or indirectly controls, is controlled by or is under common control with the Company);

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived, the parties agree as follows:

1. Third Party Proceedings. Company shall indemnify any Individual who was or is party to or is threatened to be made party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, (other than an action by or in the right of Company or a Company Affiliate), (i) by reason of the fact that Individual is or was a director or officer of Company or a Company Affiliate or advisory director or officer of Company or Company Affiliate, (ii) by reason of the activities of Individual in such capacity, including without limitation by reason of serving at the request of Company or a Company Affiliate as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or (iii) any person nominated or designated by (or pursuant to authority granted by) the board of directors or any committee thereof to serve in any of the capacities referred to in clauses (i) and (ii) hereof, against any and all reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and reasonable amounts paid in settlement (if such settlement is approved in advance by a majority of the directors of Company then in office, with a view to curtailment of the costs of litigation) actually incurred by Individual in connection with or in anticipation of such action, suit, or proceeding, if he conducted himself in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Company and any Company Affiliate and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

2.  Proceedings By or in the Right of Company. Company shall indemnify Individual if Individual was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Company or a Company Affiliate to procure a judgment in its favor by reason of the fact that Individual is or was an officer or director of Company or a Company Affiliate, or by reason of any action or inaction on the part of Individual while an officer or director of Company or a Company Affiliate, or by reason of the fact that Individual is or was serving at the request of Company or a Company Affiliate as a director, officer, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise against expenses (including court costs and attorneys' fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Individual in connection with the defense or settlement of such action or suit if Individual conducted himself in good faith and in a manner Individual reasonably believed to be in or not opposed to the best interests of Company, the Company Affiliate and their shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Individual shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Company or a Company Affiliate in the performance of Individual's duty to Company, the Company Affiliate and their shareholders unless and only to the extent that the court in which such action or suit is or was pending, or other court of competent jurisdiction, shall determine upon application that, in view of all the circumstances of the case, Individual is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

For purposes of section 1 and 2, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not of itself determinative that Individual did not conduct himself in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Company or a Company Affiliate or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

3.  Payments. Upon written request by Individual submitted to Company in accordance with this section 3, Company shall pay Individual all amounts he is entitled to receive pursuant to section 1 or 2 (“Indemnified Amounts”). Each written request for payment shall include an itemized list setting forth in detail the dollar amounts expended (or incurred and expected to be expended), shall be supported by copies of the relevant bills, agreements, and other documentation, and shall state that he conducted himself in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Company or any Company Affiliate and, with respect to a criminal action or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

4.  Selection of Counsel. In the event of the commencement or threat of commencement of any action, suit or proceeding for which Individual may be entitled to indemnification hereunder, Company shall have the right to select counsel for Individual; provided that counsel selected by Company to represent Individual (i) shall have a national reputation in handling matters similar to the matter that is the subject of the indemnification and (ii) shall advise Individual that, in such counsel's opinion, the representation by such counsel of other parties that may have an interest in the matter that is the subject of the indemnification does not present a conflict of interest. In the event counsel selected by the Company to represent Individual at any time cannot, during the course of representation of Individual, continue to advise Individual as provided in clause (ii) of the proviso of the foregoing sentence, then Individual may select his own counsel, whose expenses shall be advanced and indemnified as provided in this Agreement. Nothing in this Section 4 shall limit the ability of the Individual to engage separate counsel in connection with the indemnified matter at the expense of the Individual.

5.  Advancement of Indemnified Amounts. (a) Company shall pay Indemnified Amounts in advance of the final disposition of the related action, suit, or proceeding, upon written request by Individual submitted to Company, within 30 days of receipt of such request. Each such request shall include (i) an affirmation by Individual of his good faith belief that he has met the standard of conduct necessary for indemnification by Company as stated in sections 1 and 2, (ii) an itemized list and the supporting documentation described in section 3(a) and (iii) an undertaking by Individual, or on his behalf, to repay the Indemnified Amount if Individual ultimately is found not to be entitled to indemnification pursuant to section 1 or 2. Individual may make as many requests for advancements as he deems reasonably necessary, except that each such request shall be for an Indemnified Amount of at least $3,000.

(b)  Unless Individual ultimately is found not to be entitled to indemnification pursuant to section 1 or 2, Individual later may request payment of the portion of the Indemnified Amounts which exceeds the advancements received pursuant to section 5(a) by following the procedure described in section 3. In such a case, the itemized list with respect to such request shall set forth each and every advancement received as of the date of such request. Conversely, if the total of the advancements received by Individual as of the date of his request exceeds the total of the Indemnified Amounts, then Individual shall repay such excess promptly upon the determination of the amount thereof.

6.  Exceptions. Any other provision herein to the contrary notwithstanding, Company shall not be obligated pursuant to the terms of this Agreement:

(a)  Claims Initiated by Individual. To indemnify or advance expenses to Individual with respect to proceedings or claims initiated or brought voluntarily by Individual and not by way of defense, except with respect to proceedings brought in Company's or a Company Affiliate's name or behalf, or to establish or enforce a right to indemnification under this agreement or any other statute or law; or

(b) Lack of Good Faith. To indemnify Individual for any expenses incurred by Individual with respect to any proceeding instituted by Individual to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by the Individual in such proceeding were not made in good faith or were frivolous; or

(c)  Insured Claims. To indemnify Individual for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Individual by an insurance carrier under a policy of officers' and directors' liability insurance maintained by Company or a Company Affiliate; or

(d)  Claims Under Section 16(b). To indemnify Individual for expenses and the payment of profits arising from purchases and sales by Individual of securities in violation of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or any similar successor statute.

7.  Indemnification Not Exclusive; Subrogation Rights. (a) The indemnification provided by sections 1 and 2 shall not be deemed exclusive of, or to preclude, any other rights to which Individual may be entitled under the common law or any, statute, ordinance, regulation, agreement, article of incorporation, bylaw provision, partnership agreement, vote of shareholders or disinterested directors, or otherwise, both as to the activities of Individual in his capacity as a director or officer of Company or any Company Affiliate and as to his activities in another capacity while serving in such position, and shall continue as to Individual after he ceases to be a director or officer of Company or any Company Affiliate.

(b)  If Individual receives any payments from an insurance carrier, or from the plaintiff in any action, suit, or proceeding against Individual, in respect of Indemnified Amounts after payments of all or a portion of such Indemnified Amounts have been made by Company pursuant hereto, Individual shall repay the amount by which the sum of the payments by such insurance carrier or plaintiff and the payments by Company exceeds the Indemnified Amounts; provided, however, that any portion of such payments that is required to be paid to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to Individual hereunder.

(c)  Upon payment of Indemnified Amounts hereunder, Company shall be subrogated to the rights of Individual (to the extent thereof) against any insurance carrier in respect of such Indemnified Amounts (to the extent permitted under such insurance policies). This right of subrogation shall terminate upon receipt by Company of the amount to be paid by Individual pursuant to section 7(b).

8.  Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees of Individual. If Individual dies while any Indemnified Amounts are payable hereunder, such Indemnified Amounts shall be paid in accordance with the terms of this Agreement to the devisee, legatee, or other designee of the Individual, or if there is no such designee, to his estate.

9.  Enforcement. (a) If either party to this Agreement is required to bring any action against the other to enforce their respective rights or to collect moneys due under this Agreement and is successful in such action, such successful party shall be reimbursed by the other party for any and all reasonable expenses (including court costs and attorneys' fees) actually incurred by such successful party in bringing and pursuing such action, in addition to any other damages to which such party is entitled.
(b)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not create a damage claim against the Company.

10.  Amendment; Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing by Individual and either the president of Company or another duly authorized officer of Company. No waiver by a party of any breach by the other party of, or of any compliance by the other party with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar conditions or provisions at the same time or at any prior or subsequent time.

11.  Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning, the subject matter hereof. This Agreement further supersedes any prior agreements between the parties concerning the subject matter hereof. No agreements or representations, oral or written, express or implied, other than those set forth herein have been made by either party with respect to the subject matter hereof.

12.  Authority. This Agreement is entered into in accordance with Section 7.7 of the Bylaws of Company.

13.  Governing Law. This Agreement shall be governed by the laws of the State of Wyoming.

14.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day of ____ day of _______, ______.

FRONTIER OIL CORPORATION

By: __________________________________
Name:
Title:

__________________________________________
Officer/Director